Exhibit 10.1
                           RESTRICTED STOCK AGREEMENT


March 29, 1999


TO:

In consideration of your election to enter into a new Key Executive Employment and Severance Agreement, the Company is granting you an award of shares of Restricted Stock pursuant to the Interstate Energy Corporation Long-Term Equity Incentive Plan (the "Plan"). This Agreement provides a brief summary of your rights under the Plan.

The attached Plan document provides the complete details of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting such rights. All capitalized terms appearing in this Agreement shall have the meanings defined in the Plan.

                                    OVERVIEW OF YOUR AWARD

1.      Number of Shares of Restricted Stock: _______

2.      Date of Grant: 3/29/99

3. Period of Restriction: Except as otherwise provided herein, the shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until three (3) years after the date of grant (the "Period of Restriction").

4. Certificate Legend: Each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

                "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Interstate Energy Corporation Long-Term Equity Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from Interstate Energy Corporation."

5. Removal of Restrictions: Shares of Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 4 removed from the Participant's share certificate.

6.      Voting Rights; Dividends and Other Distributions:

        a. Voting Rights: During the Period of Restriction and prior to any forfeiture of Restricted Stock, the Participant may exercise full voting rights with respect to shares of Restricted Stock.

        b. Dividend and Other Distributions: During the Period of Restriction and prior to any forfeiture of Restricted Stock, the Participant shall be credited with all regular cash dividends paid with respect to all shares Restricted Stock of the Company while they are so held. Except as provided in the succeeding sentence, all other cash dividends and other distributions paid with respect to shares of Restricted Stock shall be credited to the Participant subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in shares of common stock of the Company, then such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Subject to the foregoing, all dividends credited to the
                Participant  shall be paid to the Participant  within forty-five
                (45) days following the full vesting of the shares of Restricted Stock with respect to which such dividends were earned.

7.      Termination of Employment:

        a.      Termination   of   Employment   Due  to  Death,   Disability  or
                Retirement: If the Participant's employment terminates by reason of death, Disability or Retirement, then all outstanding shares of Restricted Stock shall vest one hundred percent as of the date of employment termination. The holder of the certificates of Restricted Stock shall be entitled to have the nontransferability legend required under Section 4 removed from the share certificates.

        b. Termination of Employment without Cause or for Good Reason: If the Participant's employment is terminated by the Company or any Subsidiary without Cause or by the Participant for Good Reason (as defined in Exhibit A attached hereto), then all outstanding shares of Restricted Stock shall vest one hundred percent as of the date of employment termination. The holder of the certificates of Restricted Stock shall be entitled to have the nontransferability legend required under Section 4 removed from the share certificates.

        c. Termination of Employment for Other Reasons: If the Participant's employment terminates for any reason other than those reasons set forth in Sections 7(a) and 7(b) during the Period of Restriction, then all shares of Restricted Stock still subject to restriction as of the date of employment termination shall be forfeited and returned to the Company.

8. Change in Control: Upon the occurrence of a Change in Control, the Period of Restriction and all restrictions imposed on Restricted Stock shall lapse; provided, however, that the Committee may, in its sole discretion, amend, modify or rescind the provisions of this Section 8 if it determines that the operation of this
        Section 8 may prevent a transaction in which the Company or any affiliate is a party from being accounted for on a pooling-of-interests basis.

9.      Withholding:

        a. Tax Withholding: The Company shall have the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising from, or as a result of, the award of the Restricted Stock or the lapse of restrictions on the Restricted Stock.

        b. Share Withholding: If the Participant does not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Stock awarded hereunder, the Participant may elect to satisfy the Company's withholding requirement upon the lapse of restrictions on Restricted Stock, in whole or in part, by electing to deliver to the Company shares of previously acquired common stock of the Company
                (including Restricted Stock) having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax required to be withheld as a result of the lapse of the restrictions on such Restricted Stock.

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

                            Agreement to Participate

By signing a copy of this Agreement and returning it to Wendy Portz, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit the lapse of restrictions on, or result in the forfeiture of, the Restricted Stock. Without limiting the generality of the preceding sentence, I understand that the lapse of restrictions on, and the forfeiture of, the Restricted Stock is generally conditioned upon my continued employment with the Company.


                                     /s/
                                     (Officer)                        Date
                                     (Title)

Interstate Energy Corporation

By:   /s/Erroll B. Davis, Jr.
      Erroll B. Davis, Jr.
      President and Chief Executive Officer

                                                                       Exhibit A

        For purposes of this Agreement, the Participant shall have "Good Reason" for termination of employment in the event of:

        1. any reduction in the Participant's base salary or any material reduction in the percentage of base salary available as incentive compensation or bonus opportunity or other benefits, in each case relative to those in effect on the date hereof, or, to the extent more favorable to the Participant, those in effect at any time after the date hereof;

        2. the removal of the Participant from, or any failure to reelect or reappoint the Participant to, any of the positions held with the Company or any Subsidiary on the date hereof or any other positions with the Company or any Subsidiary to which the Participant shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint is agreed to by the Participant in writing or relates to the termination by the Company or any Subsidiary of the Participant's employment for Cause or by reason of Disability; or

        3. a good faith determination by the Participant that there has been a significant adverse change, without the Participant's written consent, in the Participant's working conditions or status with the Company or any Subsidiary relative to the working conditions or status in effect on the date hereof, or, to the extent more favorable to the Participant, those in effect at any time after the date hereof, including but not limited to (A) a significant change in the nature or scope of the Participant's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company or the applicable Subsidiary remedies promptly after receipt of notice thereof given by the Participant.